EXHIBIT 99.1

                                 [COMPANY LOGO]

FOR IMMEDIATE RELEASE


                 MICROTEK MEDICAL HOLDINGS ANTICIPATES REPORTING
                  2003 REVENUES OF APPROXIMATELY $98.6 MILLION

              SCHEDULES ANNUAL EARNINGS RELEASE AND CONFERENCE CALL


COLUMBUS, MS, February 5, 2004 - Microtek Medical Holdings, Inc. (Nasdaq: MTMD) announced today that it expects to report net revenues for the quarter ended December 31, 2003 of approximately $26.4 million, bringing the Company's net revenues for the year ended December 31, 2003 to approximately $98.6 million. The anticipated net revenues for the fourth quarter and full year of 2003 exceed those of the comparable 2002 periods by approximately 19 percent and 14 percent, respectively. Included in the Company's anticipated revenues for the fourth quarter are revenues of approximately $1.1 million from the recently acquired Plasco division.

Dan R. Lee, the Company's President and CEO, commented, "The fourth quarter of 2003 was an especially exciting one for Microtek. I am very pleased with our fourth quarter 2003 revenue results and our completion of the acquisition of Plasco, Inc. In addition to the impressive growth rates over the 2002 quarter and full-year periods, we increased revenues from the third quarter of 2003 by approximately 8%. We will share our 2004 business plan, including some of our expectations for Plasco, during our upcoming conference call."

The Company has not yet completed its accounting for 2003. The Company's expectations about what it will report for revenues for the fourth quarter of 2003 and the full year of 2003 are tentative pending the completion of such accounting.

CONFERENCE CALL
The Company's results of operations for the quarter and year ended December 31, 2003 are scheduled to be released on Tuesday, February 24, 2004. A conference call will be conducted by Dan R. Lee, President and CEO, and Jerry Wilson, CFO, at 4:30 p.m. Eastern Time on February 24, 2004, and will be accessible to the public by calling 1-877-407-9210, Reference: Microtek Medical. International callers dial 1-201-689-8049. Callers should dial in approximately 10 minutes before the call begins.

To access the live broadcast of the call over the Internet, log on to: www.MicrotekMed.com

A conference call replay will be available through 11:59 p.m. Eastern Time on March 1, 2004 and can be accessed by calling 1-877-660-6853 or (international) 1-201-612-7415; for both reference conference call account #1628, Conference ID #93422 .

ABOUT MICROTEK MEDICAL HOLDINGS, INC.
The Company, a market leader in the healthcare industry, develops, manufactures and sells infection control products, fluid control products and safety products to healthcare professionals for use in environments such as operating rooms and outpatient surgical centers.


FOR MORE INFORMATION, PLEASE CALL (800) 476-5973
Dan R. Lee, President & CEO
Jerry Wilson, CFO
John Mills, Investor Relations
Investorrelations@microtekmed.com